Exhibit 99.1

Contact:  Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations and Corporate Analysis
 678-518-3278

Neenah Reports 2017 Fourth Quarter and Full Year Results

             Fourth Quarter E.P.S. of $1.10 up 16% (Adjusted E.P.S. of $1.06 down 4%)

ALPHARETTA, GEORGIA — February 14, 2018 — Neenah, Inc. (NYSE:NP) today reported 2017 fourth quarter and full-year results.

Fourth Quarter Highlights

•	Revenues of $244.0 million increased 11 percent.

•	Operating income of $19.1 million decreased 13 percent.

•
Earnings per diluted share of $1.10 increased 16 percent compared with $0.95 in the fourth quarter of 2016. EPS included a net reduction in tax expense of $0.35, primarily related to the U.S. Tax Cuts and Jobs Act (TCJA).

•
Adjusted earnings per share of $1.06 decreased 4 percent compared with $1.10 in the prior year. In addition to pre-tax items noted in the GAAP reconciliation table later in this release, adjusted earnings per share in 2017 exclude $0.08 of the net $0.35 tax benefit primarily related to the TCJA.

•	The previously announced acquisition of Coldenhove was completed as planned on November 1.

•	An eighth consecutive double-digit dividend increase was announced beginning with dividends paid in March 2018.

•	The Company name was changed to Neenah, Inc. effective on January 1.

 Full Year Highlights

•	Net sales of $979.9 million increased 4 percent, with 8 percent growth in Technical Products and 1 percent growth in Fine Paper & Packaging.

•	Operating income of $104.3 million decreased 9 percent primarily due to added costs during the start-up of the Company's new U.S. transportation filtration assets.

•	Earnings per diluted share from continuing operations of $4.68 increased 10 percent compared with $4.26 in 2016, and included lower tax expense of $0.35 per share primarily due to the TCJA.

•	Adjusted earnings per share of $4.32 decreased 5 percent compared with $4.54 in 2016. Items excluded from adjusted earnings are noted in the GAAP reconciliation table later in this release.

•
Key strategic growth initiatives were completed with the start up of U.S. transportation filtration operations, the purchase of U.S. laminating assets to support growth in premium packaging, and the acquisition of Coldenhove, a technical products business based in the Netherlands.

•	Cash returns to shareholders were $34.4 million, including a 12 percent increase in dividend payments.

“Adjusted earnings” is a non-GAAP measure and is used to improve comparability of year-on-year results. Adjusted figures are reconciled to GAAP later in this release.

“Neenah's fourth quarter and full year reflected record sales, with top line growth across each of our businesses. While these record results did not translate to the bottom line due to expected losses with our U.S. filtration start-up and a sharp fourth quarter increases in input and transportation costs, our teams are focused on market and process activities to offset these impacts,” said John O’Donnell, Chief Executive Officer. “Each business continues to unlock their unique growth catalysts as we evolve to a faster growing, specialty materials company. Fine Paper & Packaging continues their double digit premium packaging growth, while Technical Products benefits from our recent digital transfer products acquisition and the growing utilization of our world-class filtration asset.  Finally, our strong balance sheet and substantial cash flow generation will continue to allow us to take advantage of future opportunities that can create value for our shareholders.”

Quarterly Consolidated Results

Income Statement

Consolidated net sales of $244.0 million in the fourth quarter of 2017 grew 11 percent compared with $220.5 million in the prior year. Technical Products revenues increased 22 percent due to higher volumes, a higher priced mix and favorable currency effects, and Fine Paper and Packaging sales were flat as a higher value mix more than offset lower volumes, primarily for non-branded products. Excluding the November 1, 2017 Coldenhove acquisition, consolidated net sales increased 7 percent from the prior year.

Selling, general and administrative (SG&A) expense of $25.6 million in the fourth quarter of 2017 increased $5.2 million compared with 2016 and included added costs in 2017 for the U.S. transportation filtration operation and acquired Coldenhove business.

Operating income of $19.1 million in 2017 decreased 13 percent compared with $21.9 million in the fourth quarter of 2016. The lower income reflected higher costs for input and distribution, the U.S. filtration ramp up, a planned maintenance down in Germany (that occurred in the third quarter of 2016), as well as acquisition and purchase accounting expenses related to Coldenhove. These items were only partly offset by benefits from higher volume and prices, and lower costs for restructuring, integration and pension settlement. Adjusted operating income of $20.1 million in 2017 decreased 23 percent compared with $26.0 million in 2016. Adjusted operating income in 2017 excluded acquisition and integration costs of $0.6 million and $0.4 million of pension and SERP settlement charges. In 2016, excluded costs were $4.1 million for integration, restructuring and a pension settlement charge.

Net interest expense of $3.2 million in the fourth quarter of 2017 increased from $2.8 million in the prior period due to interest costs capitalized in 2016 for the construction of the U.S. filtration asset and for incremental borrowings in 2017 to finance the Coldenhove acquisition.

The reported effective tax rate in the fourth quarter of 2017 was (19) percent compared to a rate of 14 percent in the fourth quarter of 2016. The primary reason for the negative rate in 2017 was enactment of the TCJA, which reduced tax expense by a net $6.5 million, or $0.38 per share, made up of a $10.3 million benefit from remeasurement of deferred tax liabilities at the lower federal tax rate, partly offset by an additional one-time expense of $3.8 million related to unrepatriated earnings from foreign subsidiaries. In addition, the 2017 effective tax rate included a charge of $0.6 million, or $0.03 per share, related to remeasurement of deferred tax liabilities from a corporate tax rate increase in Germany.  Of the net $0.35 per share tax benefit in 2017 resulting from changes in tax laws, $0.27 per share was due to 2017 activities, and $0.08 per share was due to remeasurement of prior period balances or one-time items and was excluded from adjusted earnings.

Earnings per diluted common share of $1.10 in 2017 increased 16 percent from $0.95 in 2016 due primarily to the $0.35 per share benefit from the change in tax laws, which more than offset lower operating income in 2017. Adjusted earnings per share of $1.06 in 2017 decreased 4 percent compared with $1.10 with the prior year, and included a $0.27 per share benefit from the change in tax laws. In addition to the tax benefit, adjusted earnings per share in 2017 exclude $0.04 of integration and pension/SERP settlement costs. In 2016, adjusted earnings excluded costs of $0.15 for integration, restructuring and pension settlement charges.

Cash Flow and Balance Sheet

Cash provided from operations in the fourth quarter of 2017 was $18.4 million compared with $18.1 million in the fourth quarter of 2016. A reduced investment in working capital and lower cash tax payments offset the impact of lower earnings. Capital spending of $15.5 million in the fourth quarter of 2017 was below $19.1 million in the prior year, which included spending to complete the investment to add transportation filtration capacity in North America.

Debt as of December 31, 2017 was $255.5 million compared to $222.9 million at September 30, 2017 and $220.9 million on December 31, 2016. Cash and cash equivalents as of December 31, 2017 were $4.5 million compared with $24.2 million at September 30, 2017 and $3.1 million as of December 31, 2016. Increased debt and reduced cash in the fourth quarter of 2017 was used to finance the Coldenhove acquisition.

Quarterly Segment Results

Technical Products net sales of $127.0 million increased 22 percent compared with prior year sales of $104.3 million. Excluding $7.5 million of sales from the Coldenhove acquisition, revenues increased 15 percent due to volume growth in filtration, backings and label, as well as higher priced mix and favorable currency effects. Organic sales in constant currency increased 11 percent.
Operating income of $11.2 million in the fourth quarter of 2017 was lower compared with prior year income of $12.2 million. Income in 2017 included costs for a planned maintenance down in Germany (that occurred in the third quarter of 2016) and one-time purchase accounting expenses related to Coldenhove. Costs for the maintenance down and Coldenhove purchase accounting items were approximately $3 million. Without these, operating income increased approximately $2 million due to a higher value sales mix, manufacturing efficiencies, and lower restructuring and integration costs, which combined more than offset higher costs for the U.S. filtration ramp up. Adjusted operating income in 2016 of $13.0 million excluded restructuring and integration costs of $0.8 million. Adjusting items in the fourth quarter of 2017 were less than $0.1 million.

Fine Paper & Packaging net sales were $112.0 million compared with $111.7 million in the prior year. A higher value sales mix and increased selling prices in 2017 offset 3 percent lower shipments due primarily to reduced sales of marginal business.

Operating income of $13.9 million in the fourth quarter decreased from $17.5 million in 2016. Lower income in 2017 resulted from significantly higher input and transportation costs, lower mill efficiencies and timing of marketing expenditures. Excluding integration and restructuring costs of $0.7 million in 2016, adjusted operating income in the fourth quarter of 2016 was $18.2 million. There were no adjusting items in 2017.

Unallocated corporate costs in the fourth quarter of 2017 were $5.5 million compared with $6.6 million in the prior year period. Unallocated corporate costs in 2017 included $0.6 million for acquisition and integration costs for Coldenhove, and $0.4 million for pension/SERP settlement costs. In 2016, unallocated costs included $2.0 million for restructuring and pension settlement charges. Excluding these items, on an adjusted basis, unallocated corporate costs were flat.

Other net sales were $5.0 million in 2017 compared with $4.5 million in 2016. The increase was primarily due to timing of orders and shipments. An operating loss of $0.5 million in 2017 compared with a loss of $1.2 million in the fourth quarter of 2016. Excluding integration costs of $0.6 million in 2016, adjusted operating losses modestly improved in 2017 due to higher sales.

Full Year 2017 Consolidated Results

Consolidated net sales of $979.9 million in 2017 were 4 percent higher than the prior year. The increase resulted from growth in both Technical Products and Fine Paper and Packaging, due to higher volumes, higher priced mix and favorable currency effects in Technical Products, and due to growth in premium packaging and higher selling prices, partly offset by a lower priced mix in Fine Paper and Packaging. Excluding the November 1, 2017, Coldenhove acquisition, consolidated net sales increased 3 percent from the prior year.

Consolidated operating income of $104.3 million in 2017 decreased 9 percent from the prior year. The decline was primarily due to higher costs from the U.S. transportation filtration business start-up phase. Operating income benefited in 2017 from higher volumes and selling prices, proceeds from an insurance settlement, and improved operational efficiencies. In addition to filtration start-up costs, operating income decreased due to higher input and freight costs, a lower value mix in Fine Paper and Packaging, and acquisition costs related to the Coldenhove acquisition. Excluding an insurance settlement of $3.2 million and acquisition and integration charges of $1.3 million and pension/SERP settlement costs of $0.6 million in 2017, and aggregate charges of $7.8 million in 2016 for integration and restructuring costs and pension settlement losses (as shown on the GAAP reconciliation table later in this release), adjusted operating income decreased 16 percent from the prior year.

For the full year, tax rates were 12 percent in 2017 and 29 percent in 2016. The lower tax rate in 2017 resulted primarily from net benefits related to the enactment of the TCJA.

Earnings per diluted share from continuing operations of $4.68 in 2017 increased 10 percent from $4.26 in 2016 due to lower restructuring and integration costs in 2017, proceeds from an insurance settlement in 2017 and a lower effective tax rate. After excluding adjusting items noted in the GAAP reconciliation table, adjusted earnings per share decreased 5 percent to $4.32 in 2017 compared with $4.54 in 2016.

Cash provided by operating activities of $100.0 million for 2017 was $15.8 million lower than $115.8 million in the prior year.  The decrease was primarily due to lower operating earnings and an increased investment in working capital. These items were partly offset by lower cash tax payments and lower contributions and benefit payments for post-retirement benefit obligations.

Capital spending of $42.7 million decreased from $68.5 million in 2016. Higher spending in 2016 was due to an investment in filtration capacity in North America that was completed at the end of 2016.

Outlook

The outlook for selected items is as follows:

•	Solid top line growth supported by improved global economic conditions, continued ramp up of U.S. transportation filtration capacity and a full year of results from both 2017 acquisitions.

•
A stronger euro would increase US dollar results, with each five cent change from translation increasing quarterly sales by approximately $2.5 million, pre-tax income by approximately $0.5 million, and earnings per share by approximately $0.02.

•	Year on year input and distribution costs are projected to be substantially higher in the first half of 2018 and are expected to be tempered by ongoing cost improvement activities and pricing actions.

•	The 2018 effective book tax rate is expected to average approximately 23 percent.

•	Operating cash flows in 2018 are expected to increase, helped by lower cash tax payments and working capital efficiencies.

•	Capital spending is anticipated to remain in the middle of the targeted range of 3 to 5 percent of net sales.

•
Quarterly dividends will increase 11 percent to $0.41 per share effective with the March 2018 payment. In addition, the Company may opportunistically repurchase shares under an approved $25 million repurchase plan.

Reconciliation to GAAP Measures

The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In these instances, a reconciliation of adjusted income measures to comparable GAAP measures will be provided, as shown below and in the financial attachments:

Continuing Operations

	Fourth Quarter		YTD
	2017	2016	2017	2016
GAAP Operating Income	$19.1	$21.9	$104.3	$114.1
Acquisition/Integration/Restructuring Costs	0.6	3.3	1.3	7.0
Insurance Settlement	—	—	(3.2)	—
Pension & SERP Settlement Charges	0.4	0.8	0.6	0.8
Total adjustments	1.0	4.1	(1.3)	7.8
Adjusted operating income	$20.1	$26.0	$103.0	$121.9

GAAP Income	$18.9	$16.4	$80.3	$73.4
Acquisition/Integration/Restructuring Costs	0.4	2.0	0.9	4.3
Insurance Settlement	—	—	(2.0)	—
Tax Adjustment for Indefinite Reinvestment	—	—	(4.1)	—
TCJA and Other Tax Adjustments	(1.3)	—	(1.3)	—
Pension & SERP Settlement Charges	0.3	0.5	0.4	0.5
Total adjustments	(0.6)	2.5	(6.1)	4.8
Adjusted Income	$18.3	$18.9	$74.2	$78.2

GAAP Earnings per Diluted Common Share	$1.10	$0.95	$4.68	$4.26
Acquisition/Integration/Restructuring Costs	0.02	0.12	0.06	0.25
Insurance Settlement	—	—	(0.12)	—
Tax Adjustment for Indefinite Reinvestment	—	—	(0.24)	—
TCJA and Other Tax Adjustments	(0.08)	—	(0.08)	—
Pension & SERP Settlement Charges	0.02	0.03	0.02	0.03
Total adjustments	(0.04)	0.15	(0.36)	0.28
Adjusted diluted EPS	$1.06	$1.10	$4.32	$4.54

Diluted Shares	17,031	17,097	17,052	17,087

Conference Call

A conference call and webcast to discuss fourth quarter and full year earnings and other matters of interest will be held as noted below.

Date: Thursday, February 15, 2018
Time: 11:00 a.m. Eastern Time
Dial-In #: (877) 444-2208 Toll Free or (412) 317-5236 International
To be joined into: Neenah Call
Live Webcast Link: www.neenah.com

Interested parties are invited to listen to the call live via webcast using the link above and by clicking on the Investors tab and going to the Presentations & Events page. To participate actively in the call, parties should use the telephone dial-in numbers.  Supplemental data can be found in the Investor Relations - Presentations & Events section of the company’s web site, www.neenah.com.

An archive of the webcast will be available on the company's web site until March 15, 2018. A replay of the call will be available until February 22, 2018 dial-in number with the U.S. is (877) 344-7529, Canada (855) 669-9658, and international (412) 317-0088, using conference ID 10116598.

About Neenah, Inc.

Neenah is a leading global specialty materials company, focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The company is headquartered in Alpharetta, Georgia and its products are sold in over 80 countries worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the company's web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and we caution investors that any forward-looking statements we make are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside of our control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of our latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located on our website at www.neenah.com). Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Sales	$244.0	$220.5	$979.9	$941.5
Cost of products sold	198.9	174.0	781.2	727.0
Gross Profit	45.1	46.5	198.7	214.5
Selling, general and administrative expenses	25.6	20.4	96.5	92.2
Acquisition/integration/restructuring costs	0.6	3.3	1.3	7.0
Insurance settlement	—	—	(3.2)	—
Pension & SERP settlement charges	0.4	0.8	0.6	0.8
Other (income) expense - net	(0.6)	0.1	(0.8)	0.4
Operating Income	19.1	21.9	104.3	114.1
Interest expense - net	3.2	2.8	12.6	11.1
Income From Continuing Operations Before Income Taxes	15.9	19.1	91.7	103.0
(Benefit) provision for income taxes	(3.0)	2.7	11.4	29.6
Income From Continuing Operations	18.9	16.4	80.3	73.4
Loss from discontinued operations, net of income taxes	—	—	—	(0.4)
Net Income	$18.9	$16.4	$80.3	$73.0

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$1.11	$0.97	$4.74	$4.33
Discontinued Operations	—	—	—	(0.02)
Basic	$1.11	$0.97	$4.74	$4.31
Diluted
Continuing Operations	$1.10	$0.95	$4.68	$4.26
Discontinued Operations	—	—	—	(0.02)
Diluted	$1.10	$0.95	$4.68	$4.24

Weighted Average Common
Shares Outstanding (000s)
Basic	16,844	16,767	16,805	16,773
Diluted	17,031	17,097	17,052	17,087

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Sales:
Technical Products	$127.0	$104.3	$502.1	$466.4
Fine Paper and Packaging	112.0	111.7	455.3	452.1
Other	5.0	4.5	22.5	23.0
Consolidated	$244.0	$220.5	$979.9	$941.5

Operating Income (Loss):
Technical Products	$11.2	$12.2	$55.3	$65.6
Fine Paper and Packaging	13.9	17.5	69.5	70.7
Other	(0.5)	(1.2)	(0.4)	(1.1)
Unallocated corporate costs	(5.5)	(6.6)	(20.1)	(21.1)
Consolidated	$19.1	$21.9	$104.3	$114.1

SEGMENT RECONCILIATION

	Fourth Quarter		YTD
	2017	2016	2017	2016
Technical Products
GAAP Operating Income	$11.2	$12.2	$55.3	$65.6
Integration/Restructuring Costs	—	0.8	—	1.4
Adjusted operating income	$11.2	$13.0	$55.3	$67.0

Fine Paper & Packaging
GAAP Operating Income	$13.9	$17.5	$69.5	$70.7
Integration/Restructuring Costs	—	0.7	—	1.8
Insurance Settlement	—	—	(2.9)	—
Adjusted operating income	$13.9	$18.2	$66.6	$72.5

Other/Unallocated Corporate
GAAP Operating Income	$(6.0)	$(7.8)	$(20.5)	$(22.2)
Acquisition/Integration/Restructuring Costs	0.6	1.8	1.3	3.8
Insurance Settlement	—	—	(0.3)	—
Pension & SERP Settlement Charges	0.4	0.8	0.6	0.8
Adjusted operating income	$(5.0)	$(5.2)	$(18.9)	$(17.6)

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$4.5	$3.1
Accounts receivable, net	115.7	96.5
Inventories	143.5	116.3
Prepaid and other current assets	21.5	20.4
Total current assets	285.2	236.3
Property, Plant and Equipment — net	425.2	364.6
Deferred Income Taxes	10.1	6.1
Goodwill and other intangibles - net	164.0	144.4
Other non-current assets	19.9	14.2
Total assets	$904.4	$765.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$1.4	$1.2
Accounts payable	65.7	55.6
Accrued expenses	57.5	51.2
Total current liabilities	124.6	108.0
Long-Term Debt	254.1	219.7
Deferred Income Taxes	15.0	10.1
Noncurrent Employee Benefits	100.3	86.7
Other Noncurrent Obligations	10.5	2.8
Total liabilities	504.5	427.3
Stockholders’ equity	399.9	338.3
Total liabilities and stockholders’ equity	$904.4	$765.6

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Year Ended December 31,
	2017	2016
Operating Activities
Net income	$80.3	$73.0
Depreciation and amortization	33.3	32.0
Stock-based compensation	6.4	5.8
Deferred income tax provision	(0.2)	16.9
Pension settlement charge, net of plan payments	0.6	0.8
Non-cash effects of changes in liabilities for uncertain income tax positions	(0.1)	(1.5)
Net cash used in changes in operating working capital, net of effect of acquisitions	(11.8)	(1.2)
Pension and other post-employment benefits	(8.0)	(10.9)
Other	(0.5)	0.9
Cash provided by operating activities	100.0	115.8

Investing Activities
Capital expenditures	(42.7)	(68.5)
Asset acquisition	(8.0)	—
Acquisitions	(43.1)	—
Other	(1.2)	0.3
Cash used in investing activities	(95.0)	(68.2)

Financing Activities
Net increase (decrease) in debt	30.4	(9.9)
Debt issuance costs	(0.3)	(0.1)
Proceeds from exercise of stock options	0.4	0.4
Cash dividends paid	(25.1)	(22.4)
Shares purchased	(9.3)	(16.4)
Other	0.1	—
Cash used in financing activities	(3.8)	(48.4)
Effect of exchange rates on cash and cash equivalents	0.2	(0.3)
Increase (decrease) in cash and cash equivalents	1.4	(1.1)
Cash and cash equivalents, beginning of year	3.1	4.2
Cash and cash equivalents, end of year	$4.5	$3.1